Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of (i) our report dated March 18, 2013 relating to the combined financial statements of Tallgrass Energy Partners Predecessor as of December 31, 2012 and for the period from November 13, 2012 to December 31, 2012; (ii) our report dated March 18, 2013 relating to the combined financial statements of Tallgrass Energy Partners Pre-Predecessor as of December 31, 2011 and for the period from January 1, 2012 to November 12, 2012 and the year ended December 31, 2011; and (iii) our report dated February 11, 2013 relating to the balance sheet of Tallgrass Energy Partners, LP as of February 6, 2013, all of which appear in Tallgrass Energy Partners, LP’s Amendment No. 4 to the Registration Statement on Form S-1 and related Prospectus of Tallgrass Energy Partners, LP.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

June 18, 2013